Exhibit 10.51

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

DATED 3rd November 2009

ISIS INNOVATION LIMITED

AND

SEQUENOM, INC.

THIRD AMENDMENT AGREEMENT

THIS THIRD AMENDMENT AGREEMENT is made on 3rd November, 2009 (The “Third Amendment Agreement Effective Date”).

BETWEEN:

(1)	ISIS INNOVATION LIMITED (company number 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (the “Licensor”); and

(2)	SEQUENOM, INC., a Delaware Corporation, whose principal place of business is at 3595 John Hopkins Court, San Diego, CA 92121-1331, USA (the “Licensee”).

BACKGROUND:

a)	The Licensor granted a license of certain patents, patent applications and associated know-how relating to non-invasive pre-natal diagnosis to the Licensee on 14 October 2005 accompanied by a Development Plan Agreement made on the same date and this license was amended by two subsequent amendment agreements entered into respectively on 19 October 2006 and 5 November 2007 (together the “Licence”).

b)	The Licensee has failed to achieve certain development and commercial Milestones as originally contemplated by the parties.

c)	The Licensor has decided to waive and release the Licensee from the development and commercial Milestones and the parties have agreed to further amend the Licence in accordance with the provisons set out below.

AGREEMENT:

1.	Interpretation

Except as otherwise provided in this Third Amendment Agreement, words and expressions used in this Agreement have the same meaning as in the Licence.

2.	Payment

In consideration of the waiver, release and discharge given by the Licensor in clause 4 below, the Licensee enters into the covenants in this Third Amendment Agreement and the Licensee shall pay to the Licensor the sum of one million US dollars (USD 1,000,000) by wire transfer within […***…] of the Third Amendment Agreement Effective Date. The sum is expressed as being exclusive of VAT which if applicable shall be paid at the prevailing rate in force.

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3.	Amendment of the Licence

With effect on and from the Third Amendment Agreement Effective Date the following amendments are made to the Licence:

(a)	Clause 8.2 shall be deleted in its entirety and replaced with the following:

“The Licensee will pay to the Licensor a royalty equal to the Royalty Rate on all Net Sales of Licensed Products. Royalty payments under this clause 8.2 shall be made by Licensee to Licensor within […***…] of the expiration of each Licence Year during the Agreement save that in respect of Royalties payable in respect of the final twelve (12) months of this Agreement (calculated in accordance with clause 11.1) (“Final Twelve Months”) in consideration for the benefits that Licensee is receiving under this Third Amendment Agreement, Licensee agrees that it shall pay to the Licensor a royalty equal to […***…], on Net Sales of Licensed Products occurring during the Final Twelve Months.”

(b)	Clause 9 shall be deleted in its entirety and replaced with the following clause:

“The Licensee must use its reasonable endeavors throughout the duration of the Licence to develop, exploit and Market the Licensed Technology to maximize the financial return for both parties.”

(c)	Clause 11.4 shall be deleted in its entirety and replaced with the following clause:

“The Licensee undertakes to:

11.4.1	[…***…]; and

11.4.2	[…***…]; and

11.4.3	[…***…]; provided that if the Licensee shall be in breach of this provision 11.4.3, then the Licensor […***…], convert the Licence into a non-exclusive licence in respect of […***…] only and for the avoidance of doubt, the exclusivity of the other indications shall remain unaffected by Licensor’s rights under this clause 11.4.3.

11.4.4	[…***…]; provided that if the Licensee shall be in breach of any of its obligations in this clause 11.4.4, then the Licensor […***…] convert the Licence into a non-exclusive licence in respect of […***…] only and for the avoidance of doubt, the exclusivity of the other indications shall remain unaffected by this clause 11.4.4

11.4.5	[…***…]; provided that if the Licensee shall be in breach of any of its obligations in this clause 11.4.5, then the Licensor […***…] convert the Licence into a non-exclusive licence in respect of […***…] only and for the avoidance of doubt, the exclusivity of the other indications shall remain unaffected by this clause 11.4.5

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(d)	Schedule 2 of the Licence shall be amended by deleting The “Minimum Sum” and “Milestones and Milestone Fee” tables and replacing these with the following:

Minimum Sum (clause 8.4):

Licence Year	Minimum Sum
1 (year ending 1 January 2007)	$[…***…]
2 (year ending 1 January 2008)	$[…***…]
3 (year ending 1 January 2009)	$[…***…]
4 (year ending 1 January 2010)	$[…***…]
5 (year ending 1 January 2011)	$[…***…]
6 (year ending 1 January 2012)	$[…***…]
7 (year ending 1 January 2013)	$[…***…]
8 (year ending 1 January 2014)	$[…***…]
Each year thereafter	$[…***…]

Milestones and Milestone Fee (clause 8.6):

Milestone		Milestone Fee
A	First commercial […***…]	$[…***…]
B	First commercial […***…]	$[…***…]
C	First commercial […***…]	$[…***…]
D	First commercial […***…]	$[…***…]
E	First commercial […***…]	$[…***…]
F	Any other commercial […***…] using the Licensed Technology	$[…***…]
H	The grant of […***…]	$[…***…]

4.	Waiver

The Licensor hereby irrevocably waives, releases and discharges the Licensee from and against any and all claims and causes including the Licensor’s rights to damages, rights to terminate the Licence or to convert the Licence from exclusive to a non-exclusive basis arising as a result of Licensee’s past performance under the Licence up to and including the Third Amendment Agreement Effective Date relating to the Licensee’s failure to achieve certain developmental and commercial Milestones as originally contemplated by the parties.

5.	Governing Law

English Law governs this Third Amendment Agreement, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement save for injunctive relief which may be sought in any court of competent jurisdiction.

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AS WITNESS this agreement has been executed by the duly authorized representatives of the parties, respectively, the date(s) written below.

SIGNED for and on behalf of		SIGNED for and on behalf of
ISIS INNOVATION LIMITED:		SEQUENOM, INC.:

NAME:	Linda A. Naylor	NAME:	Harry F. Hixson, Jr.
POSITION:	Head of Technology Transfer Group	POSITION:	CEO
SIGNATURE:	/s/ Linda A. Naylor	SIGNATURE:	/s/ Harry F. Hixson, Jr.
DATE:	November 3, 2009	DATE:	November 3, 2009